Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Orion Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share, (“Common Stock”) to be issued in connection with the Orion Group Holdings, Inc. 2022 Long-Term Incentive Plan, as amendment by Amendment No. 1 (the “2022 Plan”).	457(a), 457(c) and 457(h) (2)	1,560,000	$8.85	$13,806,000	.0001476	$2,038
Equity	Common Stock, to be issued in connection with the Orion Group Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”).	457(a), 457(c) and 457(h) (2)	1,000,000	$8.85	$8,850,000	.0001476	$1,307
TOTALS			2,560,000	$8.85	$22,656,000	.0001476	$3,345

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable pursuant to the 2022 Plan and the ESPP by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase in the number of shares of outstanding Common Stock.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities act, and calculated based on the average of the high ($9.12) and low ($8.57) prices of the Common Stock as reported by the New York Stock Exchange on May 13, 2024.